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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

                          MET-COIL SYSTEMS CORPORATION
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                              (Name of Issuer)

                                  COMMON STOCK
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                       (Title of Class of Securities)

                                  590850-10-3
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                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 590850-10-3                 13G                 PAGE 2 OF 4 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Met-Coil Systems Corporation Retirement Plan EIN 42-1027215
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        Iowa
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    Number of
                           5       Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   234,659
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   234,659
    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        234,659
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)

        Not Applicable
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 11     Percent of Class Represented by Amount in Row (9)

        5.8%
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 12     Type of Reporting Person (See Instructions)

        EP
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CUSIP 590850-10-3                13G                          PAGE 3 OF 4 PAGES


ITEM 1 (A).       NAME OF ISSUER:
                           Met-Coil Systems Corporation

ITEM 1 (B).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           5486 Sixth Street SW
                           Cedar Rapids, IA  52404

ITEM 2 (A).       NAME OF PERSON FILING:
                           Met-Coil Systems Corporation Retirement Plan
                           (the "Plan")

ITEM 2 (B).       ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
                           5486 Sixth Street SW
                           Cedar Rapids, IA  52404

ITEM 2 (C).       CITIZENSHIP:
                           Not Applicable

ITEM 2 (D).       TITLE OF CLASS SECURITIES:
                           Common Stock

ITEM 2 (E).       CUSIP NUMBER:
                           590850-10-3

ITEM 3 (F).       THE PERSON FILING IS A:
                  (x)      Employee Benefit Plan, Pension Fund which is subject
                           to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).

ITEM 4.           OWNERSHIP:
                  (a)      Amount Beneficially Owned:................ 234,659

                  (b)      Percent of Class:............................. 5.8%

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to
                                    direct the vote........................ 0

                           (ii)     Shared power to vote or to
                                    direct the vote.................. 234,659

                           (iii)    Sole power to dispose or to
                                    direct the disposition of.............. 0

                           (iv)     Shared power to dispose or to
                                    direct the disposition of........ 234,659



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CUSIP 590850-10-3                   13G                       PAGE 4 OF 4 PAGES


ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                        Not Applicable

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                        Participants in the Plan have the right to receive dividends from, and the proceeds from the sale of the Common Stock of, Met-Coil Systems Corporation held by the Plan.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:
                        Not Applicable

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                        Not Applicable

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:
                        Not Applicable

ITEM 10        CERTIFICATION:
                        By signing below the reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            February 9, 2000

                                            MET-COIL SYSTEMS CORPORATION
                                            RETIREMENT PLAN



                                            By: /s/ Katie Michael


                                            ----------------------------------
                                            Name:  Katie Michael
                                            Title: Trustee